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EXHIBIT 10.4

Information marked [XXX CONFIDENTIAL TREATMENT REQUESTED] has been omitted pursuant to a request for confidential treatment. Such omitted information has been filed separately with the Securities and Exchange Commission.

SPONSORSHIP MARKETING AGREEMENT

    Sponsorship Marketing Agreement ("Agreement"), dated as of April 1, 1999 ("Effective Date"), between Ticketmaster Corporation, an Illinois corporation, having its principal office at 3701 Wilshire Boulevard, Los Angeles, California, 90010 (together with related entities as defined in Section I hereof "Ticketmaster"), and American Express Travel Related Services Company, Inc., a New York corporation, having its principal office at American Express Tower, World Financial Center, 200 Vesey Street, New York, New York 10285 ("Amex"). This Agreement shall be deemed to include all Exhibits and Schedules attached hereto.

    WHEREAS, the intention of Ticketmaster and Amex is to form a strategic alliance and to set forth herein their agreement and understanding with respect to their formation of such strategic alliance;

    WHEREAS, the parties will enter into a relationship for a three year sponsorship agreement in the Territory (defined in Section I below), involving specific agreed-upon promotional activities and strategies and to explore synergies and use efforts to stimulate Amex Card usage and increase the volume of Ticketmaster transactions;

    WHEREAS, Ticketmaster conducts advertising and promotion in a variety of media and may expand to other media in the future including media now known or hereafter developed; and

    WHEREAS, Ticketmaster has offered to Amex, and Amex has agreed to accept, an exclusive sponsorship opportunity ("Sponsorship Opportunity"; "Sponsorship") to be, the only credit card company promoted and advertised by Ticketmaster in certain sponsorship media referred to herein;

    NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

    For ease of reference, this Agreement sets forth the following provisions:

I.  Definitions

II.  The Promotion

  A.
  Term

  B.
  Consideration

  C.
  Marketing
  Telephone Interaction
  Print Promotion
  Internet Promotion
  Special Relationship Opportunities
  Outlet Promotion

  D.
  Marketing Support Fund

  E.
  Special Cardmember Services

  F.
  Additional Undertakings and Conditions

III. Governing Provisions of Agreement

  A.
  Promotion Copy

  B.
  Ownership of Mailing List and Customer Information

  C.
  Trademarks

  D.
  Legal Compliance

  E.
  Representations and Warranties

  F.
  Indemnification

  G.
  Confidentiality

  H.
  Termination

  I.
  Limitation of Liability

  J.
  Force Majeure

  K.
  Notices

  L.
  Binding Effect; Assignment

  M.
  Miscellaneous

Index of Exhibits and Schedules

Exhibit A/B	Size and specifications of Amex logo
Schedule A	Affiliates of Ticketmaster Engaged in the Ticketing Business in the United States
Addendum	Internet Sponsorship Addendum

I.  DEFINITIONS

    "Amex Card" = a general purpose payment card bearing an American Express name, logo, trademark, service mark or copyright is called the "Amex Card" or "American Express Card". The person whose name is embossed on the face of the Amex Card is the "Cardmember", and all amounts payable by Cardmembers for purchases made with the Amex Card are called "Charges".

    "Business Day" = a day other than Saturday, Sunday, national holidays, or any other day on which banks in the city of New York are permitted or required to be closed.

    "Call Center Agents" = telemarketing center service representatives or employees of Ticketmaster, whether live or recorded voice.

    "Card Service Agreement" = that certain agreement, entitled "Agreement for American Express Card Acceptance" dated as of the Effective Date by and between Ticketmaster and Amex governing acceptance of the Amex Card by Ticketmaster, certain direct and indirect subsidiaries and affiliates of Ticketmaster and by Ticketmaster Outlets in the Territory.

    "Competing credit card company" = means any company that directly competes with Amex with respect to any general purpose payment card (including, by way of example and not limitation, MasterCard, Visa, Discover/NOVUS, Diners Club, Carte Blanche and JCB), and any financial institution to the extent it issues a general purpose payment card, but only with respect to any such general purpose payment card.

    "Confidential Information" = this Agreement and all information conveyed by either party to the other party relating to the disclosing party's business, which is designated by the disclosing party in writing as proprietary and confidential, subject to the provisions of Section III.G of this Agreement.

    "Customer Lists" = the list(s) maintained by Ticketmaster of those consumers who have ordered Tickets to an event through the services provided by Ticketmaster as agent for various venues and/or promoters or purchased merchandise through the Ticketmaster System at any time and from time to time, including prior to the date of this Agreement.

    "FUSA Agreement" = that certain agreement entitled "Bankcard Agreement" dated as of December 15, 1996 by and between Ticketmaster and First U.S.A. Bank, a Delaware banking corporation ("FUSA"), whereby Ticketmaster agreed to the exclusive marketing of FUSA's MasterCard credit cards and, among other things, the endorsement of a co-branded credit card to and among consumers of Ticketmaster appearing on the Customer Lists.

    "Force Majeure" = any reason which is beyond any party's control, such as boycotts, war, acts of God, labor troubles, strikes, restraints of public authority, or any similar occurrence in which a party is unable to perform its obligations hereunder.

    "Internet" = the world wide protocol of the Internet.

    "Materials" = the materials, which may include but not be limited to print matter (i.e., Tickets, Ticket envelopes, and Ticket mailing inserts, if any), Call Center Agents' scripts, text code for the Internet Web pages, and any other materials which Ticketmaster or Amex agrees in its discretion to cause to be prepared, distributed, published, posted or disseminated from time to time, to consumers of Ticketmaster appearing on the Customer Lists, Cardmembers, or Prospects as provided for herein.

    "Promotion Copy" = all advertising copy for any and all of the Sponsorship Opportunity Materials, including print materials, telemarketing script copy, radio scripts, and text code for electronic and Internet marketing.

    "Prospects" = members of the general public, to whom the Sponsorship may be advertised by Ticketmaster and who may consider purchasing Tickets or merchandise through Ticketmaster through any distribution channel.

    "Sponsorship Media" = shall mean, collectively, and as such categories may be expanded from time to time pursuant to this Agreement, telephone sales promotion, Print promotion, Special Relationship Opportunities, and Outlet promotion, as such terms are defined and set forth more particularly in this Agreement.

    "Tape" = when used in this Agreement shall mean any one of the following: a printed report, an electronic transmission of a data file, or a hard copy tape, as shall be mutually agreed upon between Ticketmaster and Amex in the particular circumstance for the particular purpose.

    "Territory" = shall mean the United States of America (including the 50 United States and Washington, D.C., the U.S. Virgin Islands and Puerto Rico).

    "Ticketing" = shall mean the sale of Tickets through the Ticketmaster System.

    "Ticketmaster" = shall mean Ticketmaster Corporation and its direct and indirect subsidiaries and affiliates listed on Schedule A hereto.

    "Ticketmaster-Controlled Media" = shall mean print materials and advertisements directly produced and controlled by Ticketmaster but shall not include media or advertisements controlled by third parties which receive advertising allowances from Ticketmaster.

    "Ticketmaster Outlets" = shall mean retail ticket selling agencies owned and controlled by third parties which have entered into agreements with Ticketmaster to make Tickets available through the Ticketmaster System.

    "Ticketmaster System" = shall mean the hardware, software, related procedures and personnel, repair and maintenance services established and maintained by Ticketmaster for the purpose of selling, auditing and controlling the sale of Tickets for events or merchandise.

    "Tickets" = means a printed evidence of the right to occupy space at or to attend an event.

    Other terms used herein shall have the meanings ascribed to them throughout this Agreement.

Exhibits—See Index of Exhibits prior hereto.

    Exhibit A, B, ... = copies of sample logo presentations of the Amex brand, samples of Ticket envelope artwork, etc. that are referred to throughout this Agreement.

II.  THE PROMOTION

  A.  (1)  Term.  The term of this Agreement shall commence on the Effective Date and remain in effect for a period of [XXX CONFIDENTIAL TREATMENT REQUESTED] calendar years through the [XXX CONFIDENTIAL TREATMENT REQUESTED] one-year anniversary of the Effective Date for the Territory, unless terminated pursuant to the terms of this Agreement (the "Term"). Ticketmaster hereby grants Amex an exclusive right of first refusal as set forth herein. Specifically, commencing at any time on or after June 1, 2001, Ticketmaster shall provide Amex with [XXX CONFIDENTIAL TREATMENT REQUESTED], providing that this Agreement is then in full force and effect; providing further, however, that Ticketmaster shall not be obligated to supply [XXX CONFIDENTIAL TREATMENT REQUESTED]. In order to effectuate this right of first refusal, Ticketmaster, shall provide to Amex, in writing, on or after [XXX CONFIDENTIAL TREATMENT REQUESTED]. Amex shall then have [XXX CONFIDENTIAL TREATMENT REQUESTED] Business Days to advise Ticketmaster in writing that it will enter into such proposed arrangement and exercise its right of first refusal. For purposes of calculating the [XXX CONFIDENTIAL TREATMENT REQUESTED] Business Days, the period from [XXX CONFIDENTIAL TREATMENT REQUESTED] through and including [XXX CONFIDENTIAL TREATMENT REQUESTED] and [XXX CONFIDENTIAL TREATMENT REQUESTED] through and including [XXX CONFIDENTIAL TREATMENT REQUESTED] shall not be included as Business Days. Ticketmaster may negotiate an agreement with a third party prior to the expiration of such [XXX CONFIDENTIAL TREATMENT REQUESTED] Business Day period; provided, however, that, Ticketmaster shall not enter into an agreement with any such third party without first offering Amex [XXX CONFIDENTIAL TREATMENT REQUESTED]. In order to effectuate this [XXX CONFIDENTIAL TREATMENT REQUESTED], Ticketmaster shall provide to Amex, in writing, the material details of the proposed agreement with a third party (which details shall include the proposed nature and terms of the agreement, the proposed rights and obligations of the parties and the proposed consideration). Amex shall then have [XXX CONFIDENTIAL TREATMENT REQUESTED] Business Days to advise Ticketmaster in writing that it will enter into such proposed arrangement and exercise its [XXX CONFIDENTIAL TREATMENT REQUESTED]. If Amex does not notify Ticketmaster in writing that it will elect to exercise its [XXX CONFIDENTIAL TREATMENT REQUESTED], then Ticketmaster may execute, deliver and perform the agreement with the third party or any other party so long as Ticketmaster does not enter into an agreement on terms [XXX CONFIDENTIAL TREATMENT REQUESTED]. Ticketmaster shall not be required to offer Amex the [XXX CONFIDENTIAL TREATMENT REQUESTED] in the event that Ticketmaster has advised Amex that it shall not enter into [XXX CONFIDENTIAL TREATMENT REQUESTED] as set forth above.

      (2)  Extension of Scope.  [XXX CONFIDENTIAL TREATMENT REQUESTED]

    B.  Consideration.  In consideration of Ticketmaster fulfilling its material obligations under this Agreement, Amex will pay to Ticketmaster (a) [XXX CONFIDENTIAL TREATMENT REQUESTED] during each calendar year of the Term, payable on a semiannual basis, in advance, with the first payment due on execution hereof and future payments due on or within five (5) Business Days after March 15 and September 15 of each year; provided that the payment made by Amex of [XXX CONFIDENTIAL TREATMENT REQUESTED] on or about January 10, 1999 shall be applied to the payment due on execution ("[XXX CONFIDENTIAL TREATMENT REQUESTED]").

    C.  Marketing.  Ticketmaster shall market the Sponsorship Opportunity in the manner hereinafter described.

      1.  Telephone Interaction.  The "telephone sales promotion" part of "Sponsorship Media" shall be as follows. Ticketmaster will undertake to provide an opportunity for Amex to receive up to 3-4 distinct mentions per completed telephone order. Provided Ticketmaster is given reasonable notice, Amex and Ticketmaster will mutually determine the specific script and any changes thereto to the extent Amex is referenced, subject to the reasonableness of the script (e.g., concerning time limitations, legal objections, remarks disparaging third parties, etc.). During the Term, the aforesaid script rights shall apply to all Tickets and merchandise which Ticketmaster itself sells by phone except as provided in Section II.C.6. hereof.

        a.  Consumer Calls.  Scripts which state or incorporate the concept that "Ticketmaster proudly welcomes the American Express Card," shall be used by Ticketmaster, as follows:

          (i)  Initial message to feature Amex in script:

          "Thank you for calling Ticketmaster, where the American Express Card is proudly welcomed. What event can we help you with?" Communication of certain Cardmember benefits under this Agreement, as agreed to by both parties, shall also be communicated during the welcome message.

          The words "Ticketmaster proudly welcomes the American Express Card" will be incorporated into any general or main information lines where practicable and communication of certain Cardmember benefits, as agreed to by both parties, shall also be communicated during the welcome message on the general or main information lines where practicable (however, these requirements will not apply to any information lines which are co-sponsored, such as is the case with radio stations and certain dedicated telephone lines, all of which Ticketmaster shall disclose to Amex within thirty (30) days after the end of each calendar quarter).

          (ii)  "Music-on-hold" environment  (at front end when callers are in queue only).

            (a) Ticketmaster agrees that Amex will be the exclusive credit card company which may advertise, provided that Ticketmaster may mention other credit cards in describing methods of payment and for ads run by local radio stations during "music-on-hold."

            (b) Amex may elect to purchase advertising time in the "music-on-hold" environment (when Call Center Agents put callers on hold) at a [XXX CONFIDENTIAL TREATMENT REQUESTED] discount off of Ticketmaster's published or established rates. Cash from the Marketing Support Fund may be used for such purpose.

        b.  In method of payment script.  When orders are taken by phone, Ticketmaster will cause at least one set of the following words to be said by Ticketmaster: "How will you be paying? We proudly welcome the American Express Card and also accept other major credit cards. May I have your American Express Card number please?" or "Will you be putting that charge on Amex?" If the caller requests information about the Amex Card, Ticketmaster will inform the caller that Information can be obtained from Amex by calling 1-800-THE CARD.

        c.  If Amex is the chosen, payment option,  the Call Center Agent would say "Thank you for using the American Express Card", or words to that effect.

        d.  Relating to Certain Events.  [XXX CONFIDENTIAL TREATMENT REQUESTED]

      2.  Print Promotion.  The "Print promotion" part of "Sponsorship Media" shall be as follows and Ticketmaster shall promote Amex on the print Materials set forth herein. Wherever the Ticketmaster phone number appears in Ticketmaster-Controlled Media, the Amex logo and Amex-provided tag line will appear next to it (provided any space limitation allows use of the tag line), and the words "Ticketmaster Proudly Welcomes The American Express Card" or other words or logos acceptable to both parties shall be included in the manner set forth in the immediately following subsection in all of the following Ticketmaster-Controlled Media:

    •
    Ticket fronts;

    •
    Ticket envelope panels and flaps;

    •
    mailing inserts;

    •
    Event Guides; and

    •
    any other print materials mutually agreed to.

  Ticketmaster shall use its reasonable efforts to cause third parties to promote the Amex Card on the print Materials in all non-Ticketmaster-Controlled Media, including Ticket stock as provided in Section II.C.2.c. and d. hereof as well as venue-controlled media.

        a.  Ticket Fronts.  Ticketmaster will apply the Amex logo on the front of the Ticket when Ticketmaster supplies Ticket stock. Ticketmaster will use diligent efforts to phase in the Amex logo on Ticket stock as soon as it is commercially reasonable (it being understood that Ticketmaster shall be entitled to deplete its existing Ticket stock), it being understood that the Amex logo will be phased in within 120 days from the date hereof, and in any event, the Amex logo will be on substantially all Ticketmaster Ticket stock within 180 days.

        b.  Size and Specifications.  The size and specifications of the Amex logo will conform to those provided in Exhibit A/B attached hereto and made a part hereof, which contains a sample from which Ticketmaster will not materially deviate.

        c.  Outlet Sales.  At Ticketmaster Outlets, when Ticketmaster supplies Ticket stock, Ticketmaster will use reasonable efforts to have the Amex logo appear next to the Ticketmaster phone number on the front, it being understood that the Outlet may dictate otherwise.

        d.  Ticket Backs.  No advertising for any Competing credit card company may appear on Ticket backs where Ticketmaster supplies the Ticket stock.

           (i) If Amex elects to purchase the right to advertise on Ticket backs, it will receive a minimum [XXX CONFIDENTIAL TREATMENT REQUESTED] discount off Ticketmaster's published or established rates.

        e.  Ticket Envelope Panels.

           (i) On the Ticketmaster panel of the Ticket envelope a distinguishable/recognizable Amex logo will appear in similar size and placement consistent with Ticketmaster's past custom and practices. A sample from which Ticketmaster will not materially deviate is incorporated as an Exhibit to this Agreement. Ticketmaster will use diligent efforts to phase in the Amex logo on Ticket envelopes as soon as it is commercially reasonable, but in any event the Amex logo will be phased entirely in within approximately ninety (90) days from the date hereof and no envelopes depicting MasterCard as the preferred card will be used by Ticketmaster after said period.

          (ii) For all Ticket envelopes, Amex will be entitled to have an entire panel for its own use. Amex will provide camera-ready art by applicable deadline which art may be changed up to four (4) times per calendar year and shall be subject to review and approval by Ticketmaster with respect to the collateral message, which approval may not be unreasonably withheld.

        f.  Mailing Inserts.  Amex may provide Ticketmaster one (1) two (2)-sided insert of Amex's choice which insert may be changed up to [XXX CONFIDENTIAL TREATMENT REQUESTED] times per calendar year and shall be subject to review and approval by Ticketmaster, which Ticketmaster will include in substantially all mailings thereafter during each calendar year.

           (i) Amex will print and provide the inserts, at its sole cost and expense, in accordance with Ticketmaster's distribution procedures, size and weight requirements.

          (ii) Ticketmaster may include inserts for other third parties (other than Competing credit card companies except client-related sponsorships as described in Section II.C.l.d. hereof) or Ticketmaster's own use in any mailing.

          (iii) Amex may use the inserts to communicate the Special Relationship Opportunities or other Cardmember benefits which do not compete with Ticketmaster's business. Amex cannot use Ticketmaster Sponsorship Media to advertise any event or venue for which Tickets are sold but for which Ticketmaster does not sell any of the Tickets.

          (iv) Ticketmaster agrees to work with Amex to identify other opportunities to promote the Sponsorship through Ticketmaster's mailings.

        g.  Event Guide Inserts.

           (i) Amex will be featured on the front cover of the Event Guide and the Amex logo and Amex-provided tag line will appear inside the guide with similar frequency as the Ticketmaster logo appears. The size of the Amex logo and tag line will be reasonably determined by Ticketmaster and Amex, but in any event the logo and tag line will be clear and discernible.

          (ii) Amex will be featured with its logo and tag line on each page of a monthly insert which Ticketmaster causes to be placed in the publications entitled Entertainment Weekly and Sports Illustrated for as long as such publications continue and as long as Ticketmaster retains the right for such insertions.

      3.  Internet Promotion.  See attached Internet Sponsorship Addendum which is incorporated herein by reference.

      4.  Special Relationship Opportunities.  [XXX CONFIDENTIAL TREATMENT REQUESTED]. The "Special Relationship Opportunities" part of "Sponsorship Media" shall be as follows.

        a.  Discount.  Ticketmaster shall have, in its sole and absolute discretion, the right to select which merchandise shall be available for sale and purchase by consumers through Ticketmaster. With respect to such merchandise, Ticketmaster shall offer a [XXX CONFIDENTIAL TREATMENT REQUESTED] discount on all merchandise which Ticketmaster itself has sourced (thereby excluding merchandise offered by any third party through Ticketmaster) and this shall apply only to merchandise which is distributed by Ticketmaster during the Term of this Agreement. If revenues from merchandise offered by third parties which is excluded from this Special Relationship Opportunity exceeds [XXX CONFIDENTIAL TREATMENT REQUESTED] of Ticketmaster's revenues derived solely from the sale of merchandise generally evidenced on an annual basis at any time during the Term of this Agreement, the parties will mutually agree on a substitute exclusive opportunity for Amex Cardmembers. Notwithstanding the foregoing, Ticketmaster may enter into merchandise agreements during the Term of this Agreement which provide discounts to other third parties, provided that such discounts may not be used in conjunction with a discount offered to Amex customers, and provided that such agreements will not last longer than twelve months from their commencement and shall apply only to special classes of merchandise.

        b.  Other Opportunities.  Ticketmaster and Amex will undertake to mutually agree on other available opportunities (e.g., frequency programs, advance notification of upcoming events, promotional tie-ins, merchandise, first-day CD and video promotions, sweepstakes, etc.) and such opportunities will be made available exclusively to Amex Cardmembers. At Amex's request and expense, a dedicated phone number will be provided for any such opportunity. Ticketmaster shall not be required to expend any funds in connection with providing or servicing any such opportunity.

        c.  Cardmember Ticketing Services.  Ticketmaster has provided services to Amex in support of Amex's provision of Ticket buying privileges to certain of its Cardmembers and may continue to provide such services pursuant to a separate agreement to be entered into between the parties containing terms and conditions to be mutually agreed.

        d.  Online Promotions.  The parties agree to explore promotional offers to be posted on the Ticketmaster Site and/or the Amex Site.

      5.  Outlet Promotion.  The "Outlet promotion" part of "Sponsorship Media" shall be as follows.

        a.  Amex Card.  Amex will be the only payment card participating in any promotional opportunities generated by Ticketmaster for Ticketmaster Outlets. [XXX CONFIDENTIAL TREATMENT REQUESTED]. Ticketmaster shall use reasonable efforts to secure Ticketmaster Outlet participation in such promotions to the extent economically feasible.

        b.  Materials.  Ticketmaster Outlet point of purchase materials supplied by Ticketmaster will feature Amex more prominently than any other payment method. [XXX CONFIDENTIAL TREATMENT REQUESTED].

      6.  Exception.  Notwithstanding any other provisions contained herein, any goods or services sold by third parties through the Ticketmaster System, including but not limited to Ticketmaster's arrangements for the sale of Entertainment Weekly and Sports Illustrated, any membership clubs and third party merchandise, shall not be subject to the terms and provisions of this Agreement provided that the existence of any such arrangement shall be disclosed to Amex within thirty (30) days after the end of each calendar quarter.

      7.  Proof of Performance.  Within thirty (30) days after the end of each calendar quarter during the Term, Ticketmaster shall provide to Amex sample copies of the print Materials, Ticket fronts and backs. Ticket envelope panels, mailing inserts and event guide inserts used during the preceding calendar quarter pursuant hereto. In addition, upon the giving of reasonable notice to Ticketmaster, a designated representative of Amex shall have the right to review, at reasonable intervals no more frequent that quarterly, and in such a manner that does not interfere with Ticketmaster's normal business operations, Ticketmaster's execution of the telephone interaction procedures set forth herein. It is understood and agreed that the nature and extent of any such review shall be subject to Ticketmaster's confidentiality and privacy concerns regarding its clients and customers.

    D.  Marketing Support Fund.

      1.  Fund.  During the Term, Amex will undertake Cardmember communications and promotional activities as provided herein up to a value equivalent to [XXX CONFIDENTIAL TREATMENT REQUESTED] per year and not less than [XXX CONFIDENTIAL TREATMENT REQUESTED] in the aggregate for the [XXX CONFIDENTIAL TREATMENT REQUESTED] year Term hereof (the "Marketing Support Fund" or "Fund"). Amex will make reasonable efforts to allocate such communications and activities equally during each calendar year throughout the Term. Amex further agrees to make reasonable efforts to allocate [XXX CONFIDENTIAL TREATMENT REQUESTED] of the value of the Fund to promote the Ticketmaster Sites, as defined in the Internet Sponsorship Addendum.

      2.  Options, Updates and Review.  Amex will provide Ticketmaster with a list of communications and promotional options and the costs associated therewith periodically, and Ticketmaster and Amex will review and mutually agree on the promotion(s) from the list to be sent to Cardmembers to be covered by the Fund for the ensuing period. Such promotions shall be reasonably designed to promote Ticketmaster's business or the Ticketmaster Sites as set forth above. Such promotions shall be provided by Amex at a [XXX CONFIDENTIAL TREATMENT REQUESTED] discount from the cost thereof. In addition, Amex will provide Ticketmaster with periodic updates no less frequent than quarterly regarding the status of the Fund, the marketing and advertising campaigns covered by the Fund and Fund expenditures. Amex shall be entitled to use cash which shall reduce its obligations with respect to the Fund to cover the costs of "music on hold" and mailing inserts, if desired, by payment to Ticketmaster in accordance with Section II.C.1.a. (ii)(b) hereof.

      3.  Promotion.  In consideration of the Marketing Support Fund and other benefits made available by Amex, while this Agreement is in effect, Ticketmaster shall promote the American Express Card in accordance with this Agreement.

      4.  Proof of Performance.  Within thirty (30) days after the end of each calendar quarter during the Term, Amex shall provide to Ticketmaster sample copies of the communications and promotional Materials used during the preceding calendar quarter pursuant hereto.

    E.  Special Cardmember Services.

      1.  Provided that Ticketmaster has not received a written notice of default which has not been cured, Amex will provide Cardmember servicing support to Ticketmaster each month in the amount of [XXX CONFIDENTIAL TREATMENT REQUESTED] of Ticketmaster's previous month's [XXX CONFIDENTIAL TREATMENT REQUESTED] means the total of all Charges Amex accepted from Ticketmaster, less any adjustments or Credits Ticketmaster issued or amounts for which Amex turned to Ticketmaster for payment pursuant to Amex's rights to Full Recourse under the terms of the Card Service Agreement. The date Amex accepts a Charge is the Business Day Amex receives it at the office Amex has designated for the receipt of Charges from Ticketmaster.

      2.  Payment shall be made on the twentieth (20th) day of each month based on the prior calendar month's [XXX CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that if the twentieth (20th) day of the month is not a Business Day, then payment shall be made on the next Business Day. If Amex cannot calculate Ticketmaster's actual [XXX CONFIDENTIAL TREATMENT REQUESTED] for the previous month in order to make timely payment, such payment shall be made based on a reasonably determined estimate of such [XXX CONFIDENTIAL TREATMENT REQUESTED] and the next monthly payment shall be adjusted to reflect the correct amount due based on the actual [XXX CONFIDENTIAL TREATMENT REQUESTED] for such month.

      3.  Ticketmaster shall be solely responsible and liable for forwarding any such payments to Ticketmaster Outlets and shall indemnify and hold Amex harmless with respect to any claims made by any such Ticketmaster Outlets with respect to such payments by Amex to Ticketmaster.

      4.  Capitalized terms used in this Section II.E. without definition have the meanings ascribed thereto in the Card Service Agreement.

    F.  Additional Undertakings and Conditions.

      1.  Reporting; Information.

        a.  Subject to Ticketmaster's customary and contractual security and confidentiality procedures and obligations, Ticketmaster will provide on a periodic basis all data, information and other materials reasonably requested by Amex which Ticketmaster currently collects regarding purchases of goods and services by Cardmembers (e.g., number and percentage of sales from different event segments), except as such data is precluded from such transfer by Ticketmaster by other pre-existing contractual obligations.

        b.  Ticketmaster will use reasonable and diligent efforts to inform and advise Amex staff regarding its experience and expertise in event marketing and related areas on an ongoing basis and will work with Amex to measure results of various programs and promotions.

        c.  These requests for information shall be undertaken in ways which do not unreasonably interfere with Ticketmaster's normal business operations and which will be subject to the restriction that Amex shall have no access to Ticketmaster's Customer Lists.

        d.  Amex reserves the right to conduct periodic training sessions on a reasonable basis at its expense at Ticketmaster's convenience with Ticketmaster representatives to ensure appropriate servicing of Cardmembers regarding the overall Sponsorship and associated benefits as well as the Cardmember Ticketing Services program.

      2.  Participation By Third-Parties in Third-Party Prepared Media.  Ticketmaster agrees to use its reasonable efforts to have each Outlet and venue which offers Ticketmaster services (a) accept the Amex Card for all events, (b) include the American Express name and logo, as approved by Amex, in its print advertising for Ticket sales and (c) mention the Amex Card first when listing charge, credit or debit cards or other payment systems accepted by the venue. However, Ticketmaster does not guarantee that any venue, promoter or third party will comply with the foregoing.

      3.  Unique Relationship.

        a.  Amex shall use reasonable efforts to attempt to introduce Ticketmaster to various business partners and contacts as necessary or desirable to successfully achieve the objectives contemplated under this Agreement.

        b.  Amex shall share its research, data and other materials with Ticketmaster as reasonably requested by Ticketmaster, subject to Amex's confidentiality and privacy concerns.

      4.  Additional Ticketmaster Commitments.

        a.  Ticketmaster will use reasonable efforts to attempt to arrange meetings for Amex with all Ticketmaster businesses or events that Amex may be interested in for sponsorship or Ticket purchasing opportunities.

        b.  Ticketmaster will use its reasonable efforts to make its suites or special seating available to Amex on a periodic basis for sweepstakes and hospitality purposes.

III. GOVERNING PROVISIONS OF AGREEMENT

    A.  Promotion Copy

      1.  Review and Approval.  Unless either party is using the attachments to this Agreement or the Exhibits containing pro forma Ticketmaster or Amex Materials or such other Materials that have already been approved, each of the parties hereto shall cause all Materials modifications and/or changes to Materials, to be delivered to the other party, for review, comment, and approval or disapproval, at least ten (10) Business Days in advance of a comment deadline imposed by or upon the requesting party. Neither party may materially amend, modify, or alter Promotion Copy after having been approved by the other party except with the explicit written approval of such other party, and the publishing party assumes no responsibility or liability for errors regarding the other party and the Promotion Copy in such party's Materials after they have been approved by the other party.

      2.  Injunctive Relief.  Any breach of the terms of this Section III.A. may cause irreparable harm to the parties, and (a) in the event of any threatened breach, each party shall be entitled to injunctive relief in addition to any other available remedy; and (b) any failure of either party to adhere to the standards in this Section III.A. which constitutes a material breach of this Agreement shall be subject to paragraph 3 below and Section III.H. below regarding "Termination".

      3.  Right of Termination.  If at any time either party suffers any material damage, cost or expense (i.e., resulting in provable financial loss) as a result of improper or inaccurate Materials regarding the services of the other party and if such Materials have not been approved, the aggrieved party shall have a right to immediately terminate this Agreement; provided, however, that the defaulting party shall have a right to cure such default pursuant to Section III.H.1. below.

    B.  Ownership of Mailing List and Customer Information.

      1.  Customer Lists.  The Customer Lists (and any Ticketmaster purchase information with respect to the consumers of Ticketmaster appearing on the Customer Lists) shall be owned solely and exclusively by Ticketmaster, shall be deemed proprietary and confidential and subject to the confidentiality provisions of this Agreement set forth in Section III.G. below, and shall not be made available to Amex as long as the FUSA Agreement (defined in Section I. above) remains in effect. Amex will not disclose Ticketmaster-specific information to any third party for any purpose, without the prior written consent of Ticketmaster. Any breach of the terms of this section may cause irreparable harm to Ticketmaster and in the event of any threatened breach, Ticketmaster shall be entitled to indemnification and injunctive relief in addition to any other available remedy. At the request and cost of Amex, Ticketmaster shall agree to send literature prepared by Amex to Cardmembers who have purchased goods or services through Ticketmaster as Amex reasonably requests.

      2.  Responders and Purchasers.  Except for Amex Confidential Information, Ticketmaster may add to its Customer Lists the names, addresses, telephone numbers and e-mail addresses of, clickthrough data concerning and purchasing information about, the consumers Ticketmaster appearing on the Customer Lists who purchase Tickets, services or merchandise through Ticketmaster through whatever media using the Amex Card including the Internet and may use such information in the same manner it uses such information on other consumers of Ticketmaster appearing on the Customer Lists. Notwithstanding the foregoing, Ticketmaster shall not create a separate list of Amex Cardmembers or a list showing payment information including type for the use or benefit of Ticketmaster or any third party.

    C.  Trademarks.

      1.  Limited License.  Neither Ticketmaster nor Amex is being granted or vested with any right or interest, ownership or otherwise, in or to any of the trademarks, trade names, service marks or logos of the other by virtue of or pursuant to this Agreement, except as expressly provided herein. Ticketmaster shall have a non-exclusive, non-transferable license to use the Amex name and trademarks, but said license is limited to only such uses as are expressly provided for in this Agreement. Amex shall have a non-exclusive, non-transferable license to use the Ticketmaster name and logo solely to accurately describe its relationship with Ticketmaster and the preferred card rights described herein. The use of Ticketmaster's name and logo by Amex is subject to the reasonable approval of Ticketmaster, with the understanding that Ticketmaster will reasonably approve, on a pre-authorized basis, permissible variations which will provide options to Amex to reference the Ticketmaster-Amex relationship. The use of Amex's name and logo shall be subject to Amex's approval as set forth in this Agreement. Any other use of either party's marks is prohibited, unless prior written authorization is obtained. At the end of the Term, Ticketmaster may use Amex's marks on Print Materials and Amex agrees that Ticketmaster may use the remaining Ticket stock bearing the Amex logo for a period of not less than sixty (60) days from the date of termination and otherwise as provided herein, the parties shall cease to make use of each others marks except as authorized by separate agreement. Neither party will obtain any ownership interest in the marks of the other or any other right or entitlement to continue use of such marks other than as provided in this Agreement. Neither party will disparage, dilute or otherwise adversely affect the validity of the marks of the other. All goodwill and other rights that may be acquired in the marks of the other party will inure to the sole benefit of the trademark owner. In the performance of this Agreement, each party will comply with all applicable trademark laws and regulations. In the event this Agreement is terminated for any reason, the parties shall immediately cease to make use of the other's Marks except for Materials that have been produced or are in production at the date of termination of this Agreement and as contemplated by Section III.H.4. hereof.

      2.  Reservation of Rights.  Each of the parties hereto shall grant to the other the limited and non-exclusive, royalty free license to use, copy and reproduce and distribute its trademarks pursuant to this Agreement. During the term of this Agreement, each of the parties, to the extent that it has any such rights which may be sublicensed, shall grant to the other party, a non-exclusive, royalty free sublicense to use, copy and reproduce and distribute its licensors' trademarks in connection with the promotion and distribution, publication and dissemination of the Materials relating to the Sponsorship Opportunity pursuant to this Agreement. Any and all trademarks and other intellectual property rights of each of the parties shall remain the exclusive property of such party or shall be properly licensed to such party or an affiliate of such party.

      3.  Grant of License/Disclaimer of Warranty.  Each of the parties hereto grants to the other a non-exclusive, U.S. license to use those trade names, trademarks, logos, service marks and product designations of such party and its licensors (collectively, "Company Marks") and brand designated for use in connection with a party's activities under this Agreement. Each party acknowledges that the other party has taken reasonable measures to secure its rights in the Company Marks and brand in the United States and elsewhere. However, with respect to Internet promotion which may be viewed worldwide, the parties do not warrant that its rights in the Company Marks necessarily extend to all nations worldwide. Each party agrees that its use of the other party's Company Marks shall be in accordance with good trademark practice and with the other party's policies regarding trademark usage as established from time to time by such party at its discretion and communicated to the other party. Both parties understand and agree that its use of Company Marks in connection with this Agreement shall not create any right, title or interest in or to such trademarks and that all such use and goodwill associated with such trademarks will inure to the benefit of the other party and its licensors.

    D.  Legal Compliance.

      1.  Compliance for Offering a Sponsorship Opportunity.  Ticketmaster shall be responsible for Ticketmaster's being in compliance with all applicable laws and regulations regarding, among other things, the offering of Sponsorship Opportunities.

      2.  Compliance For Merchandise Supply & Shipment.  Ticketmaster shall be responsible to use reasonable business efforts to ensure that Ticketmaster is in compliance with all applicable laws and regulations regarding (A) the calculation and imposition of charges for shipping and handling, and (B) the shipment of goods and the proper procedure for notification of backordered merchandise in connection with the Federal Trade Commission Mail and Telephone Merchandise Order Rule, if applicable.

    E.  Representations and Warranties.

      1.  General.  Each of the parties hereto represents and warrants to the other party that

        a.  the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part, such party is duly incorporated, validly existing and in good standing, and this Agreement is a valid and binding obligation of such party enforceable against such party in accordance with its terms;

        b.  neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with any provision hereof, will conflict with or result in a breach of any provision of such party's articles of incorporation or by-laws, each as amended, cause a breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, contract, agreement, letter of intent, or oral or written understanding binding upon such party or its assets, or violate any provision of any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to such party or it assets;

        c.  it is not subject to bankruptcy or insolvency proceedings;

        d.  except as otherwise disclosed, no actions, suits or proceedings are pending or, to its knowledge, threatened which would materially adversely affect its ability to perform its obligations hereunder;

        e.  no representation or warranty contains any untrue statement or omits to state any material fact required to make the statement not misleading; and

        f.   no consent, approval, order or authorization or filing with any governmental body or from any other party is required on its part in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder.

      2.  Additional Ticketmaster Warranties.  Ticketmaster further represents and warrants that

           (i) it will comply with all the terms of the Card Service Agreement in all material respects during the term of this Agreement and acknowledges that a material uncured breach of the Card Service Agreement constitutes breach of this Agreement; and

          (ii) it has taken (or will take before December 31,1999) all commercially reasonable business steps to render the Ticketmaster System Year 2000 Compliant to the extent the Ticketmaster System is used to provide services pursuant to this Agreement or the Card Service Agreement entered into by the Parties, and Ticketmaster does not anticipate business interruption due to the Year 2000 problem. As used herein, "Year 2000 Compliant" shall mean the related system's ability to (i) manage and manipulate data involving all dates from the 20th and 21st centuries without functional or data abnormality related to such dates; (ii) manage and manipulate data involving all dates from the 20th and 21st centuries without inaccurate results related to such dates; (iii) have user interfaces and data fields formatted to distinguish between dates from the 20th and 21st centuries; and (iv) represent all data to include indications of the millennium, century and decade, as well as the actual year. The parties agree and acknowledge that the foregoing representation and warranty shall not apply to the extent that failure of the Ticketmaster System or any portion thereof to be Year 2000 Compliant results from the interaction between the Ticketmaster System and any third-party hardware, communications facility, software, or data which may pass data into, accept data from, or comprise such Ticketmaster System or portion thereof.

      3.  FUSA.  Based solely on the representation in Section III.E.I.b. above and the description of the FUSA Agreement contained in Section I. hereof, Amex acknowledges that Ticketmaster has informed Amex that Ticketmaster is a party to the FUSA Agreement (defined in Section I. of this Agreement).

    F.  Indemnification.

      1.  Indemnification by Amex.  Amex shall defend, indemnify and hold harmless Ticketmaster (including those subsidiaries and affiliates listed on Schedule A), and their respective officers, directors, shareholders, partners, employees, licensees, agents, successors and assignees, from and against any and all liabilities, losses and expenses whatsoever, including without limitation claims, damages, judgments, awards, settlements, investigations, costs and expenses (including without limitation reasonable attorneys fees and disbursements) ("Claims") which any of them may become obligated to pay resulting from third party claims arising out of:

        a.  its advertising for the Sponsorship or Sponsorship merchandise;

        b.  the acts or omissions of Amex and its employees and subcontractors in the performance of Amex obligations, representations, warranties or covenants under this Agreement;

        c.  any breach by Amex of any of its representations, warranties, covenants or obligations under this Agreement; and

        d.  the negligent acts of Amex or the negligent acts of Amex's agents, employees or representatives, whether or not related to or arising from this Agreement, or Amex or Amex's agent's, employees or representative's violations or alleged violations of any federal, state or local laws, regulations or rulings, including those relating to consumer credit.

      2.  Indemnification by Ticketmaster.  Ticketmaster shall defend, indemnify and hold harmless Amex, its parent, subsidiaries and affiliated companies and each of their respective officers, directors, shareholders, partners, employees, licensees, agents, successors and assignees, from and against any and all Claims which any of them may become obligated to pay resulting from third party claims arising out of:

        a.  its advertising for the Sponsorship or Sponsorship merchandise;

        b.  any alleged defects in, or product liability claims involving, Sponsorship merchandise;

        c.  the acts or omissions of the Ticketmaster and their respective employees and subcontractors in the performance of Ticketmaster obligations under this Agreement;

        d.  any breach by Ticketmaster of any of its representations, warranties, covenants or obligations under this Agreement; and

        e.  the negligent acts of Ticketmaster or the negligent acts of Ticketmaster's agents, employees or representatives, whether or not related to or arising from this Agreement, or Ticketmaster or Ticketmaster's agent's, employee's or representative's violations or alleged violations of any federal, state or local laws, regulations or rulings.

      3.  Indemnification Procedure.  Any party seeking indemnification under Section III.F.1. or F.2. above (the "Indemnitee") shall give the party from which indemnification is sought (the "Indemnitor") prompt notice of any claim for which indemnification is sought. The Indemnitor shall have control over the defense and settlement of any such claims, except that the prior written consent of the Indemnitee (which shall not be unreasonably conditioned, delayed, or withheld) shall be required for any settlement that does not involve only the payment of cash. To the extent reasonably requested by the Indemnitor, the Indemnitee shall cooperate in such defense, at the Indemnitor's cost and expense. The Indemnitee shall have the right to participate in the defense of any such claim at its own expense.

    G.  Confidentiality.

      1.  Confidential Information.  Each party, as a recipient ("Recipient") of any Confidential Information of any other party ("Discloser"), shall hold such Confidential Information in the strictest confidence and each Recipient shall protect all Confidential Information of the Discloser with the same degree of care that the Recipient exercises with respect to its own proprietary and confidential information. The Recipient shall not disclose or otherwise disseminate any Confidential information of the Discloser to any third party (which shall exclude its officers, directors, employees, agents and affiliates and the officers, directors, employees agents and affiliates of such affiliates who have a need to know such information) or use any Confidential Information of the Discloser for purposes other than those set forth in this Agreement. However, the Recipient shall have no obligation with respect to Confidential Information that (i) is in the public domain through no act of the Recipient, (ii) was in the Recipient's possession without any restriction on use or disclosure prior to its disclosure by the Discloser, (iii) is received from a third party without any restriction on use or disclosure, provided that disclosure of such information by such third party is not known by the Recipient to be a breach of any obligation of confidentiality owed to the Discloser, (iv) is required to be disclosed by a court order or other governmental authority or by federal securities laws, or (v) is independently developed by the Recipient.

      2.  Publicity.  During the Term, except as required by law, neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties shall cooperate as to the timing and contents of any such press release or public announcement and either party shall be entitled to make such comments as are necessary and appropriate in furtherance thereof and consistent therewith. If either party distributes internally any copies of this Agreement or any parts thereof, it shall instruct each recipient that he or she is subject to this confidentiality obligation.

      3.  Survival.  The obligations of this Section III.G. shall survive for the Term and for a period of two (2) years after the termination of this Agreement.

      4.  Remedies.  The parties acknowledge and agree that, in the event of a breach or threatened breach of this Section III.G., the non-breaching party may have no adequate remedy in money damages and accordingly, may be entitled to appropriate injunctive relief against such breach or threatened breach.

    H.  Termination.

      1.  Default / Dispute Resolution.

        a.  The parties will attempt in good faith to resolve through negotiation any disputes, alleged breaches, claims, or disagreements which may arise between them with respect to the interpretation of any provision of this Agreement or with respect to performance under this Agreement (each, a "Dispute"). Either party may initiate negotiations by sending to the other party a notice describing the Dispute in detail (the "Non-Compliance Notice") and setting forth the relief requested. The receiving party shall have a period of five (5) Business Days after its receipt of the Non-Compliance Notice to respond to the allegations set forth in the Non-Compliance Notice with a written statement of its position on, and recommended solution to, the Dispute. In the event the Dispute has not then been resolved, the representatives of each party with full settlement authority shall, within ten (10) Business Days after the date of the Non-Compliance Notice commence good faith efforts to resolve the Dispute. If the Dispute is not resolved by these negotiations, which shall in all respects be treated as Confidential Information under this Agreement, the matter will be submitted to JAMS/ENDISPUTE for mediation in accordance with following procedures:

           (i) Any and all Disputes not resolved by negotiation as described above, shall be submitted to JAMS/ENDISPUTE for mediation. Any mediator shall be bound by the express terms of this Agreement and shall not change or modify any terms of this Agreement or make any award of damages in excess of the amount set forth in this Agreement or grant any relief not expressly set forth herein.

          (ii) Either party may commence mediation by providing to JAMS/ENDISPUTE and the other party a written request for mediation, setting forth the subject of the Dispute and the relief requested. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting a mediator from JAMS/ENDISPUTE's panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they shall participate in the mediation in good faith, and that they shall share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS/ENDISPUTE employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

      2.  Certain Termination Events.

        a.  In the event of any breach of Section II.B., II.C., II.D., III.B.1. or III.B.2, of this Agreement by either party hereto, or in the event either party materially breaches the Card Service Agreement, the non-breaching party shall have the right to terminate this Agreement if the breaching party has not cured said breach within thirty (30) days after its receipt of a detailed notice from the non-breaching party specifying the alleged breach. Notwithstanding the foregoing, in the event the alleged breach is of a nature that is subject to cure but not within said thirty (30) day period, the breaching party shall have an additional period which is agreeable to both parties but is not less than ten (10) days in which it may, through the exercise of its reasonable best efforts, cure the alleged breach, failing which the non-breaching party shall have the right to terminate this Agreement upon thirty (30) days prior written notice. If the breach is not cured within the end of the thirty (30) day cure period or other extended cure period, or if a Dispute arises as to whether the breach was cured, the parties shall engage in Dispute Resolution as set forth above (unless otherwise mutually agreed). In such event, if Ticketmaster is in breach, any moneys paid in advance pursuant to the payment terms of this Agreement in respect of the applicable semi-annual period(s) will be returned on a pro-rata basis based on the date of the breach.

        b.  Without limiting the generality of the foregoing, subject to the dispute resolution procedure set forth herein, in addition to any rights hereunder, the non-breaching party shall be entitled to pursue any and all rights and remedies that it may have at law or in equity.

        c.  Without limiting the generality of the foregoing, in the event that during the Term of this Agreement, Ticketmaster has less than $600 million of aggregate gross annual worldwide Ticket sales from its Ticketing business) then Amex shall have the right to terminate this Agreement upon ninety (90) days prior written notice to Ticketmaster.

      3.  Insolvency or Dissolution of Any Performing Party.  If any of the following occurs,

        a.  the commencement of any voluntary bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation of debt or other insolvency proceeding in which either party is debtor; or

        b.  the suspension or termination of either party's business or dissolution thereof or the appointment of a receiver, trustee or similar officer to take charge of a substantial part of such entity's assets;

    either party may terminate this Agreement immediately upon written notice to the other party.

      4.  Continuation of Services Upon Termination of Agreement.  In all events of termination of this Agreement, Ticketmaster shall make all reasonable business efforts to discontinue Media Promotions as soon as practicable; provided, however, that Print promotions shall be permitted to be distributed until Ticketmaster is able to reprint and substitute inventory on-hand at the date of termination of this Agreement.

    I.  Limitation of Liability.  Each party shall be liable to the other only for direct and actual documented financial losses arising from a breach of this Agreement, and in no event shall either party be liable to the other for lost profits or for consequential, special, indirect, punitive or exemplary damages. The foregoing limitation shall not apply to damages arising directly from a non-affiliated third party claim for which the liable party is responsible under Section III.F. above entitled "Indemnification."

    J.  Force Majeure.  The party whose performance is prevented, hindered or delayed by a Force Majeure event shall promptly give the other party written notice of the occurrence of such event and describe such event in reasonable detail, together with the estimated duration of the delay related thereto. Such party shall also take all reasonable steps to minimize both the affect and the duration of the event. Such party shall not be entitled to receive payment for those services which it failed to perform as a result of a Force Majeure event.

    K.  Notices.

      1.  Addresses.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) on the next day if delivered by overnight mail or courier, (ii) on the date indicated on the return receipt after being sent by certified or registered mail, postage pre-paid, or (iii) on the date received if sent by facsimile transmission to the party for whom intended to the following addresses:

If to Ticketmaster: Ticketmaster Corporation 3701 Wilshire Boulevard Los Angeles, California 90010
Attn:	Terry Barnes, Chief Executive Officer, and Daniel R. Goodman, Esq., Executive Vice President and General Counsel
Fax #:	(213) 382-2416
with a copy to: Ticketmaster Corporation 555 West 57th Street New York, New York 10019
Attn:	John Ruscin, President
Fax #:	(212) 974-9250

(if notice concerns the Internet Sponsorship Addendum) with a copy to:
Ticketmaster Online-CitySearch, Inc. 790 E. Colorado Blvd., Suite 200 Pasadena, California 91101
Attn:	Douglas McPherson, Vice President and Chief Legal Officer
Fax #:	(626) 405-9929
with a copy to: Brown Raysman Millstein Felder & Steiner LIP 120 West 45th Street New York, New York 10036
Attn:	Sarah Hewitt, Esq.
Fax #:	(212) 840-2429
If to Amex: American Express Travel Related Services Company, Inc. American Express Tower World Financial Center 200 Vesey Street New York, New York 10285-3505
Attn:	Ruth K. Toiles
Fax #:	(212) 619-9375
with a copy to: American Express Travel Related Services Company, Inc. American Express Tower World Financial Center 200 Vesey Street New York, New York 10285-4906
Attn:	General Counsel's Office
Fax #:	(212) 619-6998

    Each party may by notice to the others change the address to which notices to such party are to be delivered.

      2.  Contacts.  Ticketmaster and Amex shall each have a dedicated contact person to act as a liaison between the parties.

    L.  Binding Effect; Assignment.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise contemplated hereunder, this Agreement and the respective duties and responsibilities of the parties hereunder may not be assigned, in whole or in part, without the prior written consent of the other party (which consent may be granted or withheld in the reasonable discretion of such other party) except to a Related Company. "Related Company" means (i) a company of which more than 50% of the Voting Shares are owned by a party, (ii) a company that owns or controls, directly or indirectly, more than 50% of the Voting Shares of a party, or (iii) a company of which more than 50% of the Voting Shares are under common control or ownership, directly or indirectly, with the Voting Shares of a party. "Voting Shares" means outstanding shares or securities representing the right to vote for the election of directors or other managing authority.

    M.  Miscellaneous

      1.  No Joint Venture.  The relationship of Ticketmaster and Amex hereunder shall in no way be construed to create a joint venture, partnership, or employment or agency relationship between the parties.

      2.  Expenses.  Except as provided in Section III.F. (Indemnification) above, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby.

      3.  Periodic Review.  Upon the giving of reasonable notice to Ticketmaster, a designated representative of Amex shall have the right to review, at reasonable intervals, upon at least ten (10) Business Days notice, and in such a manner that does not interfere with Ticketmaster's normal business operations, Ticketmaster's execution of Call Center Agents' interaction procedures. It is understood and agreed that the nature and extent of any such review shall be subject to Ticketmaster's contractual and statutory confidentiality and privacy concerns.

      4.  Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

      5.  Entire Agreement.  This Agreement, including all Exhibits attached hereto and incorporated herein, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and undertakings, both written and oral, between Ticketmaster and Amex with respect to the subject matter hereof.

      6.  Waiver of Breach.  The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way to affect the right of any party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

      7.  Amendment.  No amendment of this Agreement shall be effective unless embodied in a written instrument executed by all of the parties.

      8.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles.

      9.  Severability.  If any provision of this Agreement is declared invalid or otherwise determined to be unenforceable for any reason, such provision shall be deemed to be severable from the remaining provisions of this Agreement, which shall otherwise remain in full force and effect.

      10.  Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.  Further Assurances.  The parties agree to execute and deliver, or to cause to be executed and delivered, such further instruments or documents, and to take such other action, as may be reasonably required to carry out the transactions contemplated by this Agreement, in each case provided the same do not impose any additional liabilities or material obligations upon the other parties.

      12.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

    IN WITNESS WHEREOF, Ticketmaster and Amex have caused this Sponsorship Marketing Agreement to be duly executed effective as of the date first above written by their respective officers duly authorized.

TICKETMASTER CORPORATION		AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.
By:	/s/ JOHN RUSCIN	By:	/s/ ILLEGIBLE
Name:	John Ruscin	Name:	Lloyd M. Wirshloa
Title:	Executive V.P.	Title:	Vice President
Date:	on April 1, 1999	Date:	on April 1, 1999

INTERNET SPONSORSHIP ADDENDUM

1.  CERTAIN DEFINITIONS.

  1.1.
  As used in this Addendum, the following capitalized terms have the indicated meanings ascribed thereto. Other capitalized terms shall have the meanings ascribed thereto in the Sponsorship Marketing Agreement executed by the Parties hereto on April 1, 1999 (the "Agreement"):

1.1.1.	"Affiliate" shall mean an entity which controls, is controlled by, or is under common control with a party.
1.1.2.	"Amex Content" shall mean
1.1.2.1.
all textual and audiovisual material (including without limitation, all Amex Marks, Calls to Action, text, fonts, designs, graphics, artwork, animation, photographs, video, sound and music) and all programming material (including without limitation, all HTML, Java, and/or other formatted text files, all related graphics files, animation files, data files, modules, routines and objects, and the computer software and all of the script or program files required to exploit such materials and that collectively control the display of, and end user interaction with, the Amex Content or the Amex Site) that from time to time during the Term (as defined below) is provided by Amex to be included in and/or comprise the Amex Placements; and
1.1.2.2.
all such material both in its original form and state and as implemented in the Amex Placements (whether existing as an individual element or in combination (in whole or in part) with other such material), together with all aspects of the design, structure, organization, presentation and layout thereof in the Amex Placement (including without limitation the user interface, navigational metaphors and stylistic conventions).
1.1.3.	"Amex Mark" shall mean any registered or unregistered trademark, service mark, or trade name owned by Amex or used by Amex pursuant to a license arrangement with the owner or licensee thereof.
1.1.4.	"Amex Placement" shall mean any mutually agreed upon area on the Ticketmaster Sites containing Amex Content.
1.1.5.
"Amex Site" shall mean any site or page on the Internet—including without limitation all English language domestic sites—which is (i) branded with an Amex Mark (including all mirror sites) and (ii) owned and operated solely by, on behalf of, or for the benefit of Amex and/or any of its Affiliates or subsidiaries.
1.1.6.	"Bridge Page" shall mean one or more Internet pages which are co-branded and jointly designed and agreed upon by the parties hereto, and produced and hosted by Ticketmaster.
1.1.7.	"Call to Action" shall mean the message to a user which communicates that a Link exists and the reason the user should select such Link.
1.1.8.
"Event Calendar" shall mean the page(s) on the Ticketmaster Sites which display(s) a calendar of current and upcoming events. The Event Calendar shall include Internet pages on the Ticketmaster Site which describe only one event.
1.1.9.	"Home Page" shall mean each main portal Internet page owned and operated by Ticketmaster through which users pass to enter the Ticketmaster Site.

1.1.10.
"Internet Promotional Materials" shall mean all marketing, advertising, and promotional materials in all media, created or developed by or on behalf of one of the parties relating to or associated with this Addendum.
1.1.11.	"Link" shall mean a hypertext link located within an Internet site which takes an end user directly to another Internet site, Internet page or service on the Internet.
1.1.12.	"Other Card" shall mean any charge, credit, debit, bank, stored-value, travel or smart card issued by any Competing Credit Card Company.
1.1.13.
"Security Page" shall mean any page on the Ticketmaster Sites that a) may be displayed when a user links from a Call to Action in which the primary message is security oriented or b) has as its primary purpose the communication of the security measures used to protect transactions completed on the Ticketmaster Sites.
1.1.14.	"Ticketmaster Content" shall mean
1.1.14.1.
all textual, audiovisual, and programming material provided solely by Ticketmaster (including without limitation, all text, fonts, designs, graphics, artwork, animation, photographs, video, sound and music, HTML, Java, and/or other formatted text files, all related graphics files, animation files, data files, modules, routines and objects, and the computer software and all of the script or program files required to exploit such materials and that collectively control the display of, and end user interaction with, the Ticketmaster Sites) that from time to time during the Term (as defined below) is included in and/or comprises any Ticketmaster Site; and
1.1.14.2.
all such material both in its original form and state and as implemented on a Ticketmaster Site (whether existing as an individual element or in combination (in whole or in part) with other such material), together with all aspects of the design, structure, organization, presentation and layout thereof (including without limitation the user interface, navigational metaphors and stylistic conventions).
1.1.15.
"Ticketmaster Mark" shall mean any registered or unregistered trademark, service mark, or trade name owned by Ticketmaster or used by Ticketmaster pursuant to a license arrangement with the owner or licensee thereof.
1.1.16.
"Ticketmaster Sites" shall mean the Internet sites currently located at http://www.ticketmaster.com, http://my.ticketmaster.com, http://www.tm-mall.com, and any successor site thereto or mirror site thereof; provided, that the travel-related services portion of the Ticketmaster Sites currently known as "Ticketmaster Travel" and any successor area or addition thereto shall be excluded from the Ticketmaster Sites.
1.1.17.
"Transaction Page" shall mean any Internet page on the Ticketmaster Sites where a user of such pages can select the form of payment to complete a purchase transaction with Ticketmaster, its Affiliates or subsidiaries.

2.  INTERNET SPONSORSHIP.

  2.1.
  Internet Sponsorship.  Subject to the terms and conditions contained herein and in the Agreement, during the Term, Ticketmaster shall provide Amex with certain marketing and promotional rights as described in this Addendum (collectively, the "Internet Sponsorship"). Ticketmaster shall have no obligation to incorporate into any portion of the Ticketmaster Sites, any Bridge Page, or any Amex Placement, any reference to any person, entity, Internet site, or service which competes with the event ticketing services, online auction services, or online city guides offered by Ticketmaster or any Affiliate thereof (each, a "Ticketmaster Competitor"), and Amex shall not provide or incorporate any reference to a Ticketmaster Competitor into any Amex Content.

  2.2.
  Default Card.  During the Term, Ticketmaster agrees to designate the Amex Card as the default payment method within the pull down menu on all Transaction Pages such that the Amex Card is the pre-selected method of payment. The form of such designation shall substantially conform with the example set forth on Exhibit C hereto. In the event Ticketmaster includes Other Card logos within the payment method selection area of Transaction Pages, Ticketmaster will also include an approved Amex logo within this area as part of the Default Card designation in a size determined by Ticketmaster which is not less than the Other Card logos.

2.2.1.	From time to time, Amex may propose to Ticketmaster alternative formats for the Transaction Pages. Ticketmaster agrees to consider use of such alternative format, and may determine whether to accept such format in its sole discretion.
  2.3.
  Amex Placement Locations.  In addition to Default Card designation, Ticketmaster agrees to provide Amex with one Amex Placement on each of the Home Page, the Event Calendar Pages, the Bridge Page, the Security Page (if any), the Purchase Confirmation Email (if any), and the Transaction Page. Such Amex Placements shall appear on such pages during the Term hereof. The Amex Placements on the Home Page and the Event Calendar Pages shall be viewable to users viewing such pages on a screen size of 800 × 600 pixels without having to scroll the screen in any direction. The Parties shall jointly implement an animated (i.e. "flip" or rotating) Amex Placement on the Home Page only.

  2.4.
  Amex Placement Formats and Size Limitations.  The parties hereto agree to the following formats and size limitations shall apply to Amex Placement and Calls to Action:

2.4.1.	Home Page: Animated graphic or animated graphic with text link format, limited to 55 × 130 pixels and 4 kb
2.4.2.	Event Calendar Page(s): Graphic or graphic with text link format limited to 55 × 130 pixels and 4 kb
2.4.3.	Bridge Page: The entire page will constitute a graphic with text link format placement
2.4.4.	Security Page (if any): Text format limited to 20 words.
2.4.5.	Transaction Page: Graphic or graphic with text limited to 55 × 130 pixels and 4 kb
  2.5.
  Amex Placement Content
2.5.1.	Amex Mark. Amex may incorporate into all graphic format Amex Placements an Amex Mark which is in a size, shape and format that conforms with Amex's Internet design policies as set forth on Exhibit B hereto, unless otherwise agreed by Ticketmaster (the "Amex Logo"). Such Amex Mark shall be in a form reasonably requested by Amex and approved by Ticketmaster.
2.5.2.
Amex as the Ticketmaster Card of Choice. Amex may promote the Amex Card as the "Ticketmaster Card of Choice" through all graphic format Amex Placements. Such promotion shall be in a form reasonably requested by Amex and approved by Ticketmaster.

2.5.3.	Call to Action. Amex may incorporate a Call to Action into each Amex Placement as follows:
	2.5.3.1.	The Home Page and Event Calendar Page(s) Amex Placements shall each include a Call to Action relating to Special Relationship Opportunities and other Amex Cardmember benefits.
2.5.3.2.
The Bridge Page Amex Placement shall include Calls to Action relating to Special Relationship Opportunities. In addition to the Amex logo and the "Card of Choice" copy described in Section 2.5.2 hereof, Ticketmaster will include on the Bridge Page: (a) Amex Content describing Special Relationship Opportunities as agreed to by the Parties, and (b) a Call to Action limited to the text "Discover American Express Online Benefits, click here" or similar language.
2.5.3.3.
In the event Ticketmaster implements a Security Page, the Security Page Amex Placement shall include a Call to Action with Link to content relating to certain Amex assurances for purchases made with the Amex Card. Content of such Call to Action and content linked to shall be subject to Ticketmaster's prior approval. Set forth on Exhibit E hereto is a current representation of the Call to Action and type of assurances Amex desires to promote on the Ticketmaster Sites. Any changes to such assurances as posted on the Ticketmaster Sites shall be subject to Ticketmaster's prior approval.
2.5.3.4.
The Transaction Page Amex Placement shall include an Annex Placement subject to Ticketmaster's prior approval, provided that such Amex Placement will not be in the form of a Call to Action or any Link leading away from the Transaction Page. Such Amex Placement will be in the form set forth on the Transaction Page mock-up provided in Exhibit C to this Addendum.
2.5.4.	Links. At all times during the Term, Amex may incorporate a Link into each Amex Placement as follows:
	2.5.4.1.	The Home Page Amex Placement and Event Calendar Page(s) Amex Placement shall each contain a Link to a Bridge Page.
	2.5.4.2.	Bridge Pages may contain Links to Internet pages on the Amex Site related to a Call to Action.
2.5.4.3.
In the event Ticketmaster implements a Security Page, the Security Page Amex Placement shall contain a Link to a Bridge Page. In the event Ticketmaster implements a Purchase Confirmation Email, the Purchase Confirmation Email shall contain a Link to a Bridge Page.
  2.6.
  Bridge Page.  The parties hereto agree that the Special Relationship Opportunities shall be promoted on a Bridge Page at all times that a Special Relationship Opportunity is being promoted during the Term.

2.6.1.	Security and Purchase Protection. During the Term, Ticketmaster agrees to allow Amex to promote on a Bridge Page certain assurances with respect to the use of the Amex Card on the Internet. Set forth on Exhibit E hereto is a current representation of the type of assurances Amex desires to promote on the Ticketmaster Sites. Any changes to such assurances as posted on the Ticketmaster Sites shall be subject to Ticketmaster's prior approval.

  2.7.
  Third Party Server.  Ticketmaster may host, serve, and track graphic format placements using a third party server of Ticketmaster's choice, including without limitation NetGravity. Ticketmaster agrees to make available to Amex the reports set forth in Section 5.1 of this Addendum, including any reports generated by a third-party server with respect to the Amex Placements.

  2.8.
  Amex Placement Examples.  The parties hereto agree that Exhibit C represents allowable examples of format and content for the Amex Placements. Amex may propose alternative formats and content which are consistent with the examples set forth in Exhibit C, which formats and content may be used subject to Ticketmaster's reasonable discretion.

  2.9.
  Purchase Confirmation E-Mail.  During the Term, Ticketmaster may determine to commence a program whereby any customer who completes an Internet purchase transaction on the Ticketmaster Sites receives an electronic mark communication from Ticketmaster ("Purchase Confirmation E-Mail"). Such communication may include confirmation of such transaction with order and shipping information. If and when Ticketmaster commences such program, Ticketmaster agrees to include an Amex Placement within such Purchase Confirmation E-Mail that includes the following: (i) reference to Amex as "Ticketmaster Card of Choice", and (ii) a Call to Action of no more than thirty (30) words related to Special Relationship Opportunities or Amex Cardmember Benefits. In the event that Ticketmaster provides graphic placements on Purchase Confirmation E-Mails in the ordinary course of business, Ticketmaster shall provide graphic placements for Amex on such Purchase Confirmation E-Mails on an exclusive basis for credit cards only.

  2.10.
  Location of Ticket Sales.  Ticketmaster agrees that it will sell tickets to events only on the Ticketmaster Sites, and not on any Internet site other than the Ticketmaster Sites.

3.  eWALLET.

  3.1.
  If, during the Term, Ticketmaster develops or licenses the capability to store, in a secure environment, a customer's billing information for use by such customer at the Ticketmaster Sites from time to time to complete purchase transactions on the Ticketmaster Sites, Ticketmaster agrees to provide Amex with an opportunity to make the Amex Cards compatible with such eWallet Capability.

4.  PRESERVATION OF PROMOTIONAL VALUE.

  4.1.
  [XXX CONFIDENTIAL TREATMENT REQUESTED]

4.1.1.	[XXX CONFIDENTIAL TREATMENT REQUESTED]
4.1.2.	Furthermore, the foregoing shall not be construed to prevent Ticketmaster from designating any Other Card as a method of payment within the Ticketmaster Sites.
4.1.3.
The foregoing shall not be construed to prevent Ticketmaster from displaying any "Competing credit card company" logo on the Transaction Page at the point of purchase and in a size no larger than the Amex Card logo.
  4.2.
  The parties acknowledge that the format and layout of the Ticketmaster Sites may, in Ticketmaster's sole discretion, change or be added to from time to time during Term. The Home Page, Event Calendar Page(s), Security Pages (if any) and Transaction Pages may, in the course of such changes or additions, be removed, added or revised. To the extent Ticketmaster makes any changes, deletions or additions to the Ticketmaster Sites which materially diminishes the promotional value of the Amex Placements, then Ticketmaster agrees to provide Amex with an alternative promotional opportunity to replace the value that was lost as a result of such changes.

4.2.1.	The parties agree that in determining the "promotional value" or "promotional opportunity", as described in Section 4.2 of this Addendum, the parties shall, take into consideration features such as the number of unique users of the Ticketmaster Sites who view the Amex Placement, the number of times an Amex Placement is displayed to such users, and the quality and nature of the Amex Placement.

5.  REPORTS.

  5.1.
  Ticketmaster will deliver to Amex on a quarterly basis the following information, including to the extent such information is provided by means of a third party server pursuant to Section 2.7 of this Addendum: a) Ticketmaster online Charges (quantity and total dollars) made by Amex Cardmembers broken out by commerce category (for instance event tickets, merchandise, and travel), b) Ticketmaster online Charges (quantity and dollars) made by Amex Cardmembers as a percentage of total Ticketmaster online Charges broken out by commerce category, c) total number of times each Home Page is displayed to users, d) total number of times each Amex Placement is displayed to users, e) total number of times users respond to an Amex Placement Call to Action by Linking from the Placement to another Internet site, page or service.

6.  REPRESENTATIONS, WARRANTIES & COVENANTS.

  6.1.
  Ticketmaster represents, warrants and covenants to Amex that the Ticketmaster Sites (excluding all Amex Content and all software or content provided by third parties):

6.1.1.	subject to Ticketmaster scheduled and reasonable maintenance, shall be fully and continuously accessible to Internet users by means of the World Wide Web for at least 95% of each calendar month; and
6.1.2.	shall operate and be compatible with generally available versions of the following browsers: Netscape and Microsoft Internet Explorer.
  6.2.
  Ticketmaster acknowledges that Amex's performance of its obligations hereunder must comply with Amex's internal policies relating to privacy of customer data. Attached hereto as Exhibit D is a copy of Amex's Internet privacy policies in effect on the date hereof.

  6.3.
  EXCEPT AS EXPRESSLY PROVIDED HEREIN, AMEX HEREBY ACKNOWLEDGES AND AGREES THAT THE TICKETMASTER SITES, INCLUDING BUT NOT LIMITED TO THE TRANSACTION PAGE(S), EVENT PAGE(S), BRIDGE PAGE(S) AND HOME PAGE(S) (THE "TICKETMASTER SITES AND PAGES"), ARE BEING PROVIDED TO AMEX AND END USERS "AS IS, WITH ALL FAULTS," AND THAT TICKETMASTER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE USEFULNESS, ACCURACY, COMPLETENESS, FEASIBILITY, RELIABILITY OR EFFECTIVENESS OF THE TICKETMASTER SITES AND PAGES, OR THAT THE OPERATION OF THE TICKETMASTER SITES AND PAGES WILL BE UNINTERRUPTED OR ERROR-FREE.

  6.4.
  EXCEPT AS SPECIFICALLY PROVIDED IN THIS ADDENDUM, THERE ARE NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN RESPECT TO THE TICKETMASTER SITE.

7.  PRODUCTION SCHEDULE.

  7.1.
  Ticketmaster will implement all Amex Content on the applicable portion of the Ticketmaster Sites within sixty (60) days of receipt of such Amex Content, provided that such Amex Content is supplied in the format(s) reasonably requested by Ticketmaster and otherwise complies with the terms and conditions set forth in this Addendum and the Exhibits hereto.

8.  PROJECT LIAISONS.

  8.1.
  The parties hereto agree to designate from time to time "Project Liaisons" for the purposes of providing a day to day contact for the management of the respective obligations of the parties under this Addendum and relating to the Online Sponsorship. Such Project Liaisons designees may be changed at any time by either party hereto provided such party provides written notice of such change to the other party. As of the date of the Agreement. Amex designates Caroline Gilbert as its Project Liaison and Ticketmaster designates Robert Perkins as its Project Liaison.

9.  APPROVALS.

  9.1.
  Ticketmaster Approval.  Except as otherwise provided in this Addendum or the Agreement, Ticketmaster shall have the sole and absolute right of approval over all Ticketmaster Internet Promotional Materials, over the location and appearance of every Ticketmaster Mark, and each and every representation thereof, which approval shall be exercised in Ticketmaster's sole discretion; provided however, the foregoing shall not be deemed to limit Ticketmaster's obligations under Section 4 of this Addendum. In no event shall Amex use any Internet Promotional Materials or any Ticketmaster Marks until Amex has received such approval from Ticketmaster in writing, nor shall Amex use any such items in any form or manner other than as specifically approved by Ticketmaster. Amex recognizes that Ticketmaster shall exercise its sole discretion hereunder in all instances to maintain Ticketmaster's high standards and good image and reputation. Ticketmaster shall endeavor to provide its approvals or disapprovals hereunder within five (5) business days after receipt of the applicable material from Amex. Failure by Ticketmaster to provide any approval hereunder within fifteen (15) business days after receipt of the applicable material from Amex shall be deemed Ticketmaster's disapproval.

  9.2.
  Amex Approval.  Except as otherwise provided in this Addendum or the Agreement, Amex shall have the sole and absolute right of approval over all Amex Internet Promotional Materials, over the location and appearance of the Amex Mark within the Amex Site or the Bridge Pages, over each and every use of every Amex Mark, and each and every representation thereof, which approval shall be exercised in Amex's sole discretion. In no event shall Ticketmaster use any Amex Internet Promotional Materials, the Amex Logo, or any Amex Marks until Ticketmaster has received such approval from Amex in writing, nor shall Ticketmaster use any such items in any form or manner other than that approved by Amex. Ticketmaster recognizes that Amex shall exercise its discretion hereunder in all instances to maintain Amex's high standards and good image and reputation. Amex shall endeavor to provide its approvals or disapprovals hereunder within five (5) business days after receipt of the applicable material from Ticketmaster. Failure by Amex to provide any approval hereunder within 15 business days after receipt of the applicable material from Ticketmaster shall be deemed Amex's disapproval.

10. INDEMNIFICATION FOR INTELLECTUAL PROPERTY INFRINGEMENT.

  10.1.
  Ticketmaster agrees to defend and/or handle at its own expense, any third-party claim or action against Amex or its Affiliates (including without limitation, its parent, subsidiaries, officers and directors) for any actual or alleged infringement of any patents, trademarks, service marks, copyrights, misappropriation of trade secrets or any similar proprietary rights, based upon any page of the Ticketmaster Sites which displays or comprises an Amex Placement (i.e., the Security Page (if any), the Home Page, the Event Calendar Page(s), and the Bridge Page (excluding the Amex Content provided in connection with such pages). Ticketmaster further agrees to indemnify and hold Amex and its Affiliates harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) associated with any such claim or action. Ticketmaster shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing.

10.1.1.	If any portion of the Ticketmaster Content as implemented on the Ticketmaster Sites becomes, or in Ticketmaster's opinion is likely to become, the subject of any third-party claim or action as described in subsection 10.1 above, then, Ticketmaster, at its sole option and expense may either, as Amex's sole remedy with regard to such claim or action: (i) procure for Amex the right to continue using same as contemplated hereunder; (ii) modify same to render same non-infringing (provided such modification does not adversely affect the use of the Ticketmaster Sites as contemplated hereunder); or (iii) to Amex's satisfaction, replace same with equally suitable, functionally equivalent, compatible, non-infringing products, materials or services.
  10.2.
  Amex agrees to defend and/or handle at its own expense, any third-party claim or action against Ticketmaster or its Affiliates (including without limitation, its parent, subsidiaries, officers and directors) for any actual or alleged infringement of any patents, trademarks, service marks, copyrights, misappropriation of trade secrets, or any similar proprietary rights, based upon the Amex Site, Amex Content or any portion thereof furnished or utilized by Amex or based on Ticketmaster's use thereof. Amex further agrees to indemnify and hold Ticketmaster and its Affiliates harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) associated with any such claim or action. Amex shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement.

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Information marked [XXX CONFIDENTIAL TREATMENT REQUESTED] has been omitted pursuant to a request for confidential treatment. Such omitted information has been filed separately with the Securities and Exchange Commission.
SPONSORSHIP MARKETING AGREEMENT
INTERNET SPONSORSHIP ADDENDUM